Volatility Shares Trust 485BPOS

Exhibit 99(e)(2)

EXHIBIT A

Volatility Shares S&P 500 High Volatility Index ETF

1x Long VIX Futures Strategy K-1 Free ETF

Volatility Premium Plus ETF

2x Bitcoin Strategy ETF

2x Ether ETF